Exhibit 99.1

RELEASE DATE: July 13, 2005

FASTENAL COMPANY REPORTS SECOND QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended June 30, 2005. Dollar amounts are in thousands.

Net sales for the three-month period ended June 30, 2005 totaled $383,263, an increase of 23.6% over net sales of $310,143 in the second quarter of 2004. Net earnings increased from $34,832 in the second quarter of 2004 to $44,647 in the second quarter of 2005, an increase of 28.2%. Basic and diluted earnings per share increased from $.46 to $.59 for the comparable periods.

Net sales for the six-month period ended June 30, 2005 totaled $737,072, an increase of 24.0% over net sales of $594,349 in the first six months of 2004. Net earnings increased from $62,979 in the first six months of 2004 to $81,679 in the first six months of 2005, an increase of 29.7%. Basic and diluted earnings per share increased from $.83 to $1.08 for the comparable periods.

During the first half of 2005, Fastenal opened 136 new sites (Fastenal opened 127 new sites in the first six months of 2004). These 136 new sites represent an additional 8.9% stores since December 31, 2004. There were 6,139 site employees as of June 30, 2005, an increase of 11.6% and 15.9% from December 31, 2004 and June 30, 2004, respectively.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2004 and the first six months of 2005 had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%

The January 2004 to June 2005 time frame generally represents improvement followed by stabilization in the growth rates. The January 2004 to June 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding CSP). The 2004 period was also impacted by inflation in the steel based products we sell.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	50.4%	50.5%	50.6%	50.7%

Operating and administrative expenses	32.5%	33.4%	31.8%	32.6%
Loss on sale of property and equipment	0.1%	0.1%	0.1%	0.1%

Operating income	17.8%	17.0%	18.7%	18.0%

Interest income	0.1%	0.1%	0.1%	0.1%

Earnings before income taxes	17.9%	17.1%	18.8%	18.1%

Gross profit margins for the first half and second quarter of 2005 and 2004 were similar. The slight contraction in 2005 for both periods was caused by the greater inflation cost in the steel based products flowing through cost of sales. The impact was expected, and reflects product costs in the last three to six month ‘turn period’ of inventory in a ‘first-in, first-out’ inventory costing model. This impact was partially offset by an improvement in the gross profit associated with net freight revenue in the second quarter of 2005.

Operating and administrative expenses grew at a slower rate than net sales growth during the first half and second quarter of 2005. This was primarily due to the tight management of employee numbers throughout the organization in all of 2004 and the first half of 2005. As discussed in our 2004 annual report, payroll and related expenses have historically represented approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. This tight management was significant, given the store expansion (discussed earlier and later). We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.0% in the first six months of 2005 and 2004, respectively. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate.

WORKING CAPITAL:

Two components of working capital, accounts receivable and inventories, improved during the first half of 2005. The June 2004-to-June 2005 percentage growth (i.e. year over year) and the year-to-date dollar growth were as follows:

June 2004-to-June 2005 percentage growth

Accounts receivable	19.0%
Inventories	27.3%

	Six Months Ended June 30,		Three Months Ended June 30,
Dollar growth	2005	2004	2005	2004
Accounts receivable	$32,624	35,190	11,693	12,754
Inventories	$26,171	29,148	23,100	21,103

The improvements stem from our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

STORE OPENINGS:

As discussed in previous public statements, the Company’s goal is to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2004, the Company operated 1,533 stores; therefore, as previously announced, we expect to open approximately 200 to 275 new stores in 2005. The Company opened 219 new stores in 2004 (or an increase over December 31, 2003 of 16.7%) and 151 new store sites in 2003 (or an increase over December 31, 2002 of 12.9%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or CSP) in 2005. As of June 30, 2005, approximately 95% of our stores were operating in a CSP fashion. Since the CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. As disclosed in our June 2005 investor release, we expect to convert 25 locations to the CSP II format. The CSP II format represents a further expansion of the Fastenal standard inventory stocking model at the store level.

STOCK REPURCHASE:

In April 2005, the Company issued a press release announcing its board of directors had authorized purchases by the Company of up to 380,000 shares of its common stock. The Company purchased 350,000 shares of its outstanding stock at approximately $53.50 per share in late April 2005.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding management of headcount and labor efficiency, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the conversion of stores to the CSP II format. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP II rollout. A change in the number of markets able to support future store sites could change the management of headcount, which in turn, together with changes in sales growth and store openings, could impact labor efficiency. A discussion of other risks and uncertainties is included in the Company’s 2004 annual report under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$39,645	33,503
Marketable securities	2,248	5,496
Trade accounts receivable, net of allowance for doubtful accounts of $5,466 and $5,181, respectively	195,124	162,500
Inventories	333,504	307,333
Deferred income tax asset	6,494	6,494
Other current assets	17,459	22,740

Total current assets	594,474	538,066

Marketable securities	18,270	35,468
Property and equipment, less accumulated depreciation	204,353	193,446
Other assets, less accumulated amortization	3,271	3,254

Total assets	$820,368	770,234

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,553	39,276
Accrued expenses	37,354	31,633
Income taxes payable	4,076	274

Total current liabilities	84,983	71,183

Deferred income tax liability	14,682	14,682

Stockholders’ equity:
Common stock, 100,000,000 shares authorized 75,527,376, and 75,877,376 shares issued and outstanding, respectively	755	759
Additional paid-in capital	—	13,693
Retained earnings	715,631	662,517
Accumulated other comprehensive income	4,317	7,400

Total stockholders’ equity	720,703	684,369

Total liabilities and stockholders’ equity	$820,368	770,234

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Six months ended June 30,		(Unaudited) Three months ended June 30,
	2005	2004	2005	2004
Net sales	$737,072	594,349	383,263	310,143

Cost of sales	365,891	294,163	189,456	152,936

Gross profit	371,181	300,186	193,807	157,207

Operating and administrative expenses	239,571	198,646	121,873	101,193
Loss on sale of property and equipment	452	512	204	116

Operating income	131,158	101,028	71,730	55,898

Interest income	581	531	281	283

Earnings before income taxes	131,739	101,559	72,011	56,181

Income tax expense	50,060	38,580	27,364	21,349

Net earnings	$81,679	62,979	44,647	34,832

Basic and diluted net earnings per share	$1.08	0.83	0.59	0.46

Basic weighted average shares outstanding	75,748	75,877	75,618	75,877

Diluted weighted average shares outstanding	75,856	75,968	75,720	75,981

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Six months ended June 30,
	2005	2004
Cash flows from operating activities:
Net earnings	$81,679	62,979
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	13,885	11,224
Loss on sale of property and equipment	452	512
Bad debt expense	3,392	3,362
Amortization of non-compete agreement	34	34
Changes in operating assets and liabilities:
Trade accounts receivable	(36,016)	(38,552)
Inventories	(26,171)	(29,148)
Other current assets	5,281	631
Accounts payable	4,277	8,137
Accrued expenses	5,721	7,510
Income taxes, net	3,802	10,952
Other	(2,832)	(1,802)

Net cash provided by operating activities	53,504	35,839

Cash flows from investing activities:
Purchase of property and equipment	(28,116)	(23,015)
Proceeds from sale of property and equipment	2,872	3,221
Net decrease (increase) in marketable securities	20,446	(11,506)
Increase in other assets	(52)	(111)

Net cash used in investing activities	(4,850)	(31,411)

Cash flows from financing activities:
Purchase of common stock	(18,739)	—
Payment of dividends	(23,522)	(11,382)

Net cash used in financing activities	(42,261)	(11,382)

Effect of exchange rate changes on cash	(251)	(95)

Net increase (decrease) in cash and cash equivalents	6,142	(7,049)

Cash and cash equivalents at beginning of period	33,503	49,750

Cash and cash equivalents at end of period	$39,645	42,701

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$46,258	27,628